UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 27, 2020

Date of report (date of earliest event reported)

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35547	36-4392754
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of principal executive offices) (Zip Code)

(312) 506-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MDRX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2020 Practice Fusion, Inc. (“Practice Fusion”), an indirect, wholly-owned subsidiary of Allscripts Healthcare Solutions, Inc. (the “Company”), entered into a series of agreements to resolve a previously disclosed investigation conducted by the Department of Justice (“DOJ”) and the U.S. Attorney for the District of Vermont.  The investigation related to the certification Practice Fusion obtained in connection with the U.S. Department of Health and Human Services’ Electronic Health Record Incentive Program and Practice Fusion’s compliance with the Anti-Kickback Statute (the “AKS”) as it relates to certain business practices previously engaged in by Practice Fusion.  Practice Fusion has entered a three-year deferred prosecution agreement with the U.S. Attorney for the District of Vermont (“Deferred Prosecution Agreement”) and a civil settlement agreement with the DOJ (“Civil Settlement Agreement”), and is entering into separate civil settlement agreements with the Medicaid programs for each U.S. state, the District of Columbia and Puerto Rico (“State Settlement Agreements” and, together with the Deferred Prosecution Agreement and the Civil Settlement Agreement, the “Agreements”).  The financial terms of the Agreements are substantially similar to the preliminary agreements in principle that Practice Fusion disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 filed with the SEC on November 5, 2019.

Deferred Prosecution Agreement

Under the Deferred Prosecution Agreement, Practice Fusion consented to the filing of a two count criminal information: one felony count of violating the AKS and one felony count of conspiracy to violate the AKS.  The Deferred Prosecution Agreement requires Practice Fusion to pay a criminal fine of $25.3 million and a forfeiture payment of $959,700 within ten days of the court accepting the Deferred Prosecution Agreement.  The Deferred Prosecution Agreement also requires that the Company and Practice Fusion regularly review and certify compliance with the Deferred Prosecution Agreement.  In the event that Practice Fusion fails to satisfy its obligations under the Deferred Prosecution Agreement, Practice Fusion could be subject to additional criminal penalties or prosecution.  Practice Fusion has also agreed to implement Additional Civil Compliance Terms, which include the appointment of an Oversight Organization, and the implementation of a Compliance Addendum.  The Oversight Organization Mandate requires Practice Fusion to retain an oversight organization selected by the U.S. Attorney’s Office for the District of Vermont for three years.  The Oversight Organization is required to take steps to provide reasonable assurance that Practice Fusion establishes and maintains compliance systems, controls and processes reasonably designed, implemented and operated to ensure Practice Fusion’s compliance with the terms of the Deferred Prosecution Agreement.  The Compliance Addendum requires Practice Fusion to, within 90 days of the execution of the Deferred Prosecution Agreement, implement and maintain a Sponsored Clinical Decision Support (“CDS”) Compliance Program that sets procedures and systems to review all current or future Sponsored CDSs on the Practice Fusion electronic health records system.  Practice Fusion is subject to the Compliance Addendum for a three-year period from the effective date. The foregoing summary of certain terms of the Deferred Prosecution Agreement is qualified in its entirety by the terms of the Deferred Prosecution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Civil Settlement Agreement and State Settlement Agreements

Practice Fusion also entered into the Civil Settlement Agreement to resolve allegations by the DOJ that false claims were submitted to governmental healthcare programs.  The Civil Settlement Agreement requires Practice Fusion to pay a civil settlement of $118.6 million, which includes $5.2 million designated for the state Medicaid program expenditures.  The payment term is over a period of nine months from the effective date of the Civil Settlement Agreement.  The foregoing summary of certain terms of the Civil Settlement Agreement is qualified in its entirety by the terms of the Civil Settlement Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Practice Fusion also agreed to enter into the State Settlement Agreements to resolve Medicaid claims under state law analogues to the federal False Claims Act.  The financial terms of the State Settlement Agreements are substantially similar to those set forth in the Civil Settlement Agreement.  As noted above, participating states, the District of Columbia and Puerto Rico will receive up to $5.2 million in the aggregate from the $118.6 million paid pursuant to the Civil Settlement Agreement.  The Office of the Inspector General of the U.S. Department of Health and Human Services has advised the Company that no Corporate Integrity Agreement will be imposed on the companies as a part of this resolution.

Item 9.01Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Deferred Prosecution Agreement, dated January 27, 2020.
10.2	Civil Settlement Agreement, dated January 26, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Brian P. Farley
Name: Brian P. Farley Title: Executive Vice President, General Counsel and Chief Administrative Officer

Date:  January 28, 2020